UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2007

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50364	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On November 6, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Charter LCI Corporation, a Delaware corporation (“Charter LCI”), CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“PRSC”). Pursuant to the terms of the Merger Agreement, PRSC will be merged with and into Charter LCI with Charter LCI being the surviving entity and a direct, wholly-owned subsidiary of the Company. Through its wholly-owned operating subsidiary, LogistiCare, Inc., Charter LCI is the nation’s largest case management provider coordinating non-emergency transportation services primarily to Medicaid recipients. Charter LCI is based in Atlanta, Georgia.

Pursuant to the Merger Agreement, the Company has agreed to acquire Charter LCI through a merger (the “Acquisition”) for an aggregate cash purchase price equal to the difference between $220.0 million and the sum of: (i) the closing date net indebtedness (as defined in the Merger Agreement); and (ii) the Charter LCI transaction expenses (as defined in the Merger Agreement) (the “Purchase Price”), subject to adjustment as provided for in the Merger Agreement. Subject to the surviving entity achieving certain financial thresholds, the stockholders, option holders and warrant holders (the “Sellers”) of Charter LCI are also entitled to an earn-out payment not to exceed $40.0 million. Such payment will be made in cash; provided that, to the extent the Company obtains stockholder approval related to the issuance of Company common stock in lieu of cash to fund the earn-out payment, each of the Sellers shall have the right to elect to receive up to 50% of their pro rata share of the earn-out payment in shares of Company common stock (based upon the Company’s stock price on November 6, 2007).

At the effective time of the merger, each in-the-money outstanding option to purchase shares of Charter LCI common stock, whether vested or unvested, will be cancelled and, in exchange for such cancellation, each such option holder will be issued shares of common stock of the Company (not to exceed 431,936 shares with a cash payment for any value in excess thereof) and each outstanding warrant to purchase shares of Charter LCI common stock will be cancelled in exchange for a cash amount as determined pursuant to the Merger Agreement.

The parties have made customary representations, warranties and covenants in the Merger Agreement. Charter LCI has also agreed to certain pre-closing covenants in the Merger Agreement, including, among other things, covenants to carry on business in the ordinary course, not engage in certain types of transactions without the consent of the Company and, with its subsidiaries and representatives, not solicit, provide confidential information or enter into discussions with respect to alternative transactions during the period between the date of the Merger Agreement and closing.

The Acquisition is subject to customary closing conditions, including, among others, the receipt of stockholder approval of Charter LCI’s stockholders, the absence of certain legal impediments to consummation of the Acquisition and Hart Scott Rodino anti-trust filings with governmental authorities and expiration of the applicable waiting period. The Acquisition does not require the approval of the Company’s stockholders. The consummation of the Acquisition is conditioned on the conditions set forth in the Company’s Credit Facility Commitment Letter (as defined below) being satisfied.

The Merger Agreement contains certain termination rights for both Charter LCI and the Company, including, termination by mutual consent of the parties or by either the Company or Charter LCI if the closing of the Acquisition shall not have taken place on or before December 31, 2007, other than due to the failure of the terminating party to fulfill its obligations under the Merger Agreement.

Under the terms of the Merger Agreement, the surviving entity intends to enter into employment agreements with six senior officers of Charter LCI.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such document that is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of that agreement and as of the specific dates set forth therein, are solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, and Charter LCI, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of these agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Commitment Letter for Senior Secured Credit Facility

On November 6, 2007, the Company signed a commitment letter (the “Credit Facility Commitment Letter”) with CIT Healthcare LLC (“CITHC”) and CIT Capital Securities LLC (“CIT”) (when referred to with CITHC, the “Commitment Parties”). The Commitment Parties have committed to provide the Company, alone or through a syndicate of financial institutions with CITHC acting as agent and CIT acting as arranger, a senior secured first lien credit facility in aggregate principal amount of $253.0 million to be comprised of a $173.0 million, six year term loan, a $40.0 million, six year delayed draw loan facility, and a $40.0 million, five year revolving credit facility (the “Credit Facility”). The proceeds of the term loan will be used to: (i) fund a portion of the purchase price of the Acquisition; (ii) refinance certain existing indebtedness; and (iii) pay fees and expenses related to the Acquisition. The revolving credit facility must be used to: (i) provide funds for general corporate purposes of the Company; (ii) fund permitted acquisitions; and (iii) fund ongoing working capital requirements. The proceeds of the delayed draw term loan must be used exclusively to fund any potential earn-out obligations payable by the Company pursuant to the terms of Merger Agreement.

The Credit Facility Commitment Letter expires on December 31, 2007 if the definitive agreement related to the Credit Facility is not entered into by such date. The Credit Facility will be secured, on a first lien basis, by all assets of the Company and its domestic subsidiaries. The Credit Facility will be guaranteed by all present and future direct and indirect domestic subsidiaries of the Company other than the Company’s insurance and not-for-profit subsidiaries. The Credit Facility will also be secured by a pledge of 100% of the issued and outstanding stock of the Company’s direct and indirect domestic subsidiaries and 65% of the issued and outstanding stock of the Company’s direct and indirect foreign subsidiaries.

The closing of the Credit Facility is subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants, including financial covenants, yield protection, indemnities, expense reimbursement, and events of default and other terms and conditions. CIT’s obligation to fund the Credit Facility is subject to the satisfaction of specified conditions, including, but not limited to: (i) there shall not have occurred after December 31, 2006 any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole; (ii) there shall not have occurred a material adverse effect (as defined in the Credit Facility Commitment Letter) with respect to Charter LCI; (iii) the Commitment Parties shall not become aware of any information or other matter (including new or updated financial information or projections) concerning the Company or Charter LCI and their respective subsidiaries or the Acquisition that differs from, or is inconsistent with, the information previously provided to the Commitment Parties, in any material respect or that could reasonably be expected to impair syndication of the Credit Facility; (iv) CIT shall have determined that there are no competing issuances of debt, securities or commercial bank facilities of the Company or Charter LCI or any affiliates thereof, being offered, placed or arranged during or immediately prior to the syndication of the Credit Facility, except (x) with the prior written consent of CIT, or (y) for any convertible debt to be issued by the Company in connection with the Acquisition; and (v) CIT is afforded not less than 30 days following launch of the general syndication of the Credit Facility and immediately prior to the closing date to syndicate the Credit Facility. Further, the closing of the Credit Facility is subject to there not having occurred at any time during the period from the date hereof and prior to funding the Credit Facility any disruption or adverse change in the financial, banking or capital markets that, in the judgment of the Commitment Parties, could impair the syndication of the Credit Facility.

The closing of the Credit Facility and initial funding are subject to, among other things, the Company: (i) meeting certain debt to EBITDA ratios after giving effect to the Acquisition; (ii) having not less than $25.0 million in cash free of liens or other encumbrances on a consolidated basis after giving effect to the Acquisition; (iii) having pro forma EBITDA of at least $53.0 million for the 12 months ended September 30, 2007 after giving effect to the Acquisition; (iv) not having indebtedness, other than the Credit Facility and other scheduled debt, outstanding on the closing date of the Credit Facility; (v) having satisfied all conditions to the consummation of the Acquisition, except for the funding of the purchase price, including management of Charter LCI exchanging at least $13.0 million of Charter LCI stock for Company common stock in the Acquisition; (vi) incurring Acquisition expenses and expenses in connection with the issuance of the Notes not in excess of $20.0 million; (vii) having received all governmental and third party consents necessary to consummate the Acquisition; (viii) having issued convertible notes, on terms satisfactory to CITHC, and received at least $70.0 million in gross proceeds; and (ix) not having experienced a material adverse change in its business, assets, liabilities, operations, condition (financial or otherwise) or prospects on a consolidated basis. In addition, the closing of the Credit Facility and initial funding are subject to Charter LCI not having experienced a material adverse effect (as defined in the Credit Facility Commitment Letter).

Each extension of credit under the Credit Facility is conditioned upon: (1) the accuracy in all material respects of all representations and warranties in the definitive loan documentation; and (ii) there being no default or event of default at the time of such extension of credit (and, in the case of the delayed draw term loan, no default under any financial covenant after giving effect to such drawdown).

The Company agreed to indemnify and hold harmless each Commitment Party and the lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified party may become subject arising out of or in connection with the Credit Facility Commitment Letter, related agreements, the Acquisition, the Credit Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto, and to reimburse each such indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, subject to the terms and conditions set forth in the Credit Facility Commitment Letter.

The above description of the terms of the Credit Facility is based solely on the Credit Facility Commitment Letter, and therefore may be subject to material change prior to or in connection with any entry by the Company into definitive documentation in respect thereof. The description of the Credit Facility Commitment Letter contained herein is qualified in its entirety by reference to the Credit Facility Commitment Letter attached hereto as Exhibit 10.1 and incorporated herein by reference.

Note Purchase Agreement

On November 6, 2007, the Company entered into a note purchase agreement, dated November 6, 2007 (the “Purchase Agreement”), with the purchasers named therein (the “Purchasers”), pursuant to which the Company will issue $70.0 million in aggregate principal amount of 6.50% Convertible Senior Subordinated Notes due 2014 (the “Notes”) to the Purchasers (the “Offering”). The Company anticipates that the Offering will close on or about November 13, 2007 and will result in approximately $67.9 million in net proceeds from the sale of the Notes, after deducting the placement agent’s fee.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Purchasers. The closing of the Offering is subject to customary conditions to closing of an offering of this type including, but not limited to, the execution and delivery of the Escrow Agreement, the Registration Rights Agreement and Indenture (collectively, the “Transaction Documents”).

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 1.1 and incorporated herein by reference.

Registration Rights Agreement

The Company intends to enter into a Registration Rights Agreement with the Purchasers substantially in the form attached hereto as Exhibit 10.2 (the “Registration Rights Agreement”). The Registration Right Agreement provides that the Company will file with the Securities and Exchange Commission (the “SEC”), subject to certain conditions set forth below, a shelf registration statement on such form as it deems appropriate (which may be an automatic shelf registration statement) covering resales by holders of all Notes and the Company’s common stock issuable upon conversion of the Notes not later than 45 calendar days after the date of the closing of the Offering (which Notes and common stock are collectively referred to herein as the “Registrable Securities”). The Company also agreed to use its commercially reasonable efforts to:

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cause such shelf registration statement to be declared effective as soon as is practicable and in any event by the later of (i) 90 calendar days following the closing of the Offering, (ii) 45 calendar days following either the consummation of the Acquisition or the termination of the Acquisition Agreement, or (iii) if on the last date in (i) above, the Company would be required to include or incorporate by reference on a Form S-3 financial statements for the year ended December 31, 2007 and the Company has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”), the 5th calendar day after the earlier of the day on which the Form 10-K is filed or is required to be flied with the SEC (the “Shelf Effectiveness Deadline”);

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keep such shelf registration statement effective until the earliest of (i) such time as (a) the sale or transfer pursuant to such shelf registration statement of the Notes and all of the shares of common stock issuable upon conversion of the Notes, (b) such Registrable Securities have been transferred in compliance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or are transferable pursuant to paragraph (k) of Rule 144, or (c) such Registrable Securities shall have ceased to be outstanding, and (ii) the date that is two years after the last day of original issuance of the Registrable Securities.

After a shelf registration statement becomes or has been declared effective, the Company will use commercially reasonable efforts to file within the required time period such amendments to the shelf registration statement or supplements to the prospectus forming a part thereof as are necessary to permit the holders to deliver such prospectus to purchasers of the Registrable Securities, subject to the Company’s right to suspend the use of the prospectus as discussed below; provided, however, that the Company shall not be required to file more than one post-effective amendment to the shelf registration statement in any calendar quarter.

The Company is permitted to suspend the use of the prospectus that is part of the shelf registration statement if the Company shall have determined in good faith that because of valid business reasons (not including avoidance of the Company’s obligations hereunder), including circumstances relating to pending corporate developments and similar events or public filings with the SEC, it is in the best interests of the Company to suspend such use. The Company need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders. Such suspension period shall not exceed 30 days in any 90-day period or an aggregate of 90 days in any 360-day period.

In the event that:

(a) a shelf registration statement has not been filed 45 calendar days following the closing of the Purchase Agreement;

(b) a shelf registration statement has not become effective by the Shelf Effectiveness Deadline;

(c) after the shelf registration statement has become effective, such shelf registration statement fails to be effective or usable without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Securities Exchange Act of l934, as amended, that cures the failure to be effective or usable; or

(d) the prospectus has been suspended longer than the periods stated above,

each a “Registration Default,” additional interest will accrue on the Notes that are Registrable Securities at a rate per annum of 0.50% of the principal amount of the Notes that are Registrable Securities, payable periodically on May 15 and November 15 each year; provided, however, that, in no event shall additional interest accrue at a rate per annum exceeding 0.50% of the principal amount of the Notes that are Registrable Securities. Notwithstanding the foregoing, in no event will additional interest be payable in connection with a Registration Default relating to a failure to register the Common Stock into which the Notes are convertible.

Upon the cure of all Registration Defaults, the accrual of additional interest will automatically cease and the interest rate borne by the Notes will revert to the original interest rate. Holders who have converted Notes into Common Stock will not be entitled to receive any additional interest with respect to such Common Stock or the principal amount of the Notes converted.

The summary of the Registration Rights Agreement contained herein is qualified in its entirety by reference to the form of Registration Rights Agreement attached hereto as Exhibit 10.2 and incorporated herein by reference.

Escrow Agreement

The Company intends to enter into an Escrow Agreement with The Bank of New York Trust Company, N.A., as escrow agent and trustee, and the Holders listed on Schedule I thereto substantially in the form attached hereto as Exhibit 10.3 (the “Escrow Agreement”). The Escrow Agreement provides that the Trustee shall hold the net proceeds from the Offering described above pending the receipt of an acquisition certificate that certifies that (i) the Company and Charter LCI have each performed, complied or received waivers of each term, condition and covenant contained in the Merger Agreement (except for Section 1.5 relating to payment) and related documents, and (ii) upon receipt of such net proceeds, the Company will immediately pay to Charter LCI, by wire transfer of same day funds, such net proceeds and such other amounts as required by the Merger Agreement necessary for the consummation of the Acquisition.

The summary of the Escrow Agreement contained herein is qualified in its entirety by reference to the form of Escrow Agreement attached hereto as Exhibit 10.3 and incorporated herein by reference.

Indenture

In connection with the Company’s issuance of $70.0 million in aggregate principal amount of Notes, the Company intends to enter into an Indenture between the Company, as issuer, and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).

The Company will pay interest on the Notes semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2008. The Notes will mature on May 15, 2014.

The Notes are convertible, under certain circumstances, into common stock at a conversion rate, subject to adjustment in the Indenture, of 23.982 shares per $1,000 principal amount of Notes. This conversion rate is equivalent to an initial conversion price of approximately $41.698 per share. On and after the earlier to occur of (i) the consummation of the Acquisition and (ii) the occurrence of a fundamental change (as defined below), the Notes will be convertible at any time prior to the close of business on the business day before the stated maturity date of the Notes. In the event of a fundamental change as described in the Indenture, each holder of the notes shall have the right to require the Company to repurchase the Notes for cash. A fundamental change includes among other things: (i) the acquisition in a transaction or series of transactions of 50% or more of the total voting power of all shares of capital stock of the Company; (ii) a merger or consolidation of the Company with or into another entity, merger of another entity into the Company, or the sale, transfer or lease of all or substantially all of the assets of the Company to another entity (other than to one or more wholly-owned subsidiaries of the Company), other than any such transaction (A) pursuant to which holders of 50% or more of the total voting power of the Company’s capital stock entitled to vote in the election of directors immediately prior to such transaction have or are entitled to receive, directly or indirectly, at least 50% or more of the total voting power of the capital stock entitled to vote in the election of directors of the continuing or surviving corporation immediately after such transaction or (B) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of the Company’s common stock into solely shares of common stock; (iii) if, during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the Company’s Board of Directors, together with any new directors whose election to the Company’s Board of Directors or whose nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the Company’s Board of Directors then in office; (iv) if a resolution approving a plan of liquidation or dissolution of the Company is approved by the Board or shareholders of the Company; and (v) upon the occurrence of a termination of trading as defined in the Indenture.

In addition, the Company is required to repurchase the outstanding notes if the Acquisition is not consummated on or prior to December 31, 2007 (unless extended by written consent of a majority of the holders of the notes as provided in the Indenture).

The Indenture contains customary terms and provisions that provide that upon certain events of default, including, without limitation, the failure to pay amounts due under the Notes when due, the failure to perform or observe any term, covenant or agreement under the Indenture, or certain defaults under other agreements or instruments, occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to the Company or any significant subsidiary, the principal amount of the Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable without any declaration or other act of the Trustee or the holders of the Notes.

The description of the Indenture contained herein is qualified in its entirety by reference to the Indenture attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On November 6, 2007, in connection with the transaction described in Item 1.01 above, the Company entered into the Purchase Agreement with the accredited investors named therein which obligates the Company to sell for cash $70.0 million in aggregate principal amount of Notes convertible into shares of Common Stock. The placement agent’s fee payable to RBC Capital Markets Corporation totaled approximately $2.1 million. The Notes were, and shares of common stock issuable upon exercise of the Notes will be, sold in a private transaction in reliance on an exemption from registration contained in Section 4(2) of the Securities Act.

The information regarding the terms of the conversion of the Notes is contained in Item 1.01 above, which information is incorporated herein by reference in response to this Item 3.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) The following have been filed as exhibits to this Form 8-K:

Exhibit Number	Description
1.1	Note Purchase Agreement, dated November 6, 2007, by and among The Providence Service Corporation and the purchasers named therein.*

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of November 6, 2007, by and among The Providence Service Corporation, Charter LCI Corporation, CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation.*

4.1	Form of Convertible Senior Subordinated Note Indenture for the 6.50% Convertible Senior Subordinated Notes due 2012, between The Providence Service Corporation and The Bank of New York Trust Company, N.A., as Trustee.

4.2	Form of Note (included as Exhibit A to the Indenture, attached as Exhibit 4.1 hereto).

10.1	Senior Facilities Commitment Letter, dated November 6, 2007.

10.2	Form of Registration Rights Agreement by and between The Providence Service Corporation and the purchasers named therein.

10.3	Form of Escrow Agreement by and between The Providence Service Corporation, The Bank of New York Trust Company, N.A., as Escrow Agent and Trustee, and the Holders listed on Schedule I attached thereto.

*	The Company agrees to furnish supplementally to the SEC, upon request, any omitted schedules or similar attachments to Exhibits 1.1 and 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: November 6, 2007	By:	/s/ Michael N. Deitch
	Name:	Michael N. Deitch
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Note Purchase Agreement, dated November 6, 2007, by and among The Providence Service Corporation and the purchasers named therein.*

2.1	Agreement and Plan of Merger, dated as of November 6, 2007, by and among The Providence Service Corporation, Charter LCI Corporation, CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation.*

4.1	Form of Convertible Senior Subordinated Note Indenture for the 6.50% Convertible Senior Subordinated Notes due 2012, between The Providence Service Corporation and The Bank of New York Trust Company, N.A., as Trustee.

4.2	Form of Note (included as Exhibit A to the Indenture, attached as Exhibit 4.1 hereto).

10.1	Senior Facilities Commitment Letter, dated November 6, 2007.

10.2	Form of Registration Rights Agreement by and between The Providence Service Corporation and the purchasers named therein.

10.3	Form of Escrow Agreement by and between The Providence Service Corporation, The Bank of New York Trust Company, N.A., as Escrow Agent and Trustee, and the Holders listed on Schedule I attached thereto.

*	The Company agrees to furnish supplementally to the SEC, upon request, any omitted schedules or similar attachments to Exhibits 1.1 and 2.1.